Exhibit 99.1

Green Plains Announces Executive Leadership Appointments

OMAHA, Neb., Jan 4, 2022 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced the appointment of three executives to its leadership team. Chris Osowski joins as Executive Vice President, Operations and Technology, Jim Stark joins as Executive Vice President and Anand Sundaresan joins as Senior Vice President.

Chris Osowski, Executive Vice President, Operations and Technology, will be responsible for leading the operations organization, including safety, environmental and operational performance. He will also be focused on leading innovation and operational excellence initiatives across the organization. Prior to joining Green Plains, Mr. Osowski spent nearly a decade with ADM, most recently serving as Vice President, Global Technology where he led strategic capital expenditure planning, coordinated technology centers and implemented new technology. Prior to ADM, Mr. Osowski held various roles at POET, Renewable Energy Group and Tate & Lyle.

“With a strong operations background developed across both dry and wet milling organizations over the course of his career, Chris is ideally suited to lead our operations team,” said Todd Becker, President and Chief Executive Officer of Green Plains. “As an operations leader, his extensive experience in translating innovation into production will be a key asset as we execute on our vision to be a leader in sustainable ag tech. We are attracting world-class talent and we are well positioned to deliver on our transformation.”

Jim Stark, Executive Vice President, will help drive tactical execution of key initiatives that underpin our strategic  transformation to the biorefinery platform of the future. Prior to rejoining Green Plains, Mr. Stark was Vice President, Investor Relations at Darling Ingredients. Prior to that role, he led Investor Relations at Green Plains for over 10 years, where he was involved in numerous strategic initiatives that spanned the organization.

“We are thrilled for the return of Jim to help continue our transformation,” added Becker. “He was previously an integral part of our leadership team and his return further validates our strategy and transformation plan.”

Anand Sundaresan, Senior Vice President, will focus on marketing, strategic customer relationships and product innovation. Mr. Sundaresan was most recently Vice President, Human Health and Nutrition, Asia Pacific with Royal DSM. Prior to that, he held a number of roles at The Dow Chemical Company leading several business units with increasing responsibility in foods, glycols and polyols.

“Anand’s expertise in ingredients, nutrition and chemicals as well as his energizing leadership will serve Green Plains well as we accelerate our innovation and commercial development across proteins, oils and sugars,” said Becker.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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